Exhibit 10.1 NN, Inc. Corporate Headquarters 6210 Ardrey Kell Road • Charlotte, NC 28277 Phone: 980-264-4300

August 19, 2019

Mr. Thomas DeByle

c/o Egon Zehnder

RE:	Letter of Understanding (LOU) and Relocation Agreement

Dear Tom:

We are pleased to extend you an offer to join NN, Inc. (“NN” or the “Company”) as its Senior Vice President and Chief Financial Officer (“CFO”). In this salaried exempt role, you will report to Richard D. Holder, President and Chief Executive Officer, and will be located at the Company’s headquarters in Charlotte, NC. Following is a summary of the terms of our offer:

Duties:	Partner with the CEO to develop and execute the Company’s strategic plan by driving change, improving financial and operating performance, and analyzing business opportunities. Provide executive-level financial focus, accounting and tax management, and controls oversight within the business, while ensuring compliance with financial regulations and leading NN’s tax, treasury, risk management, and investor relations efforts.

Effective Date:	As soon as practicable, but no later than September 23, 2019. The term “Effective Date” refers to the date you actively begin employment with NN.

Base Salary:	Your gross pay will be at the bi-weekly rate of Nineteen Thousand Eight Hundred Seven Dollars and seventy cents ($19,807.70), which equates to an annualized sum of $515,000. You will receive regular performance and salary reviews to evaluate your progress in attaining goals; these will be conducted at intervals commensurate with other similarly-situated associates.

Annual Incentive Award:

You will be eligible to participate in a discretionary executive-level bonus plan; the target is 70% of your base annual salary during the year. If a bonus is offered, its availability will be dependent upon corporate, group and individual performance, and any bonus amounts will be determined in accordance with NN corporate guidelines. Bonuses of this type are distributed after final financial audit, which is typically completed in March. Bonuses may be prorated for partial years worked.

Annual incentive awards are subject to the execution, and governed by the terms, of the Executive Incentive Compensation (“EIC”) Program document. A copy of the 2019 document will be provided to you for your review.

In consideration of other sums that you may have forfeited by joining the Company, your 2019 award will not be prorated; rather, if you work through the end of calendar year 2019 you will be eligible to receive an amount commensurate with a full-year award. Any payout amount will be determined in accordance with Company’s corporate guidelines and, if offered, will be distributed after final financial audit, which is typically completed in March.

Long-Term Incentive Award:

You will be eligible to participate in NN’s executive equity program. Awards are generally granted in March of each year. The next grant cycle is in March 2020, and the target is 170% of your base annual salary at the time of the grant.

The total dollar value of the LTI award target is divided equally among the following:

•  Restricted Stock Awards (RSAs), which are time-based awards that vest ratably over three years;

•  Performance Share Units (PSUs), performance-based awards tied to Relative Total Shareholder Returns (TSR); and,

•  Performance Share Units (PSUs), performance-based awards tied to Company performance relative to Return on Invested Capital (ROIC).

Long-term incentive awards are subject to the execution, and governed by the terms, of the Long-Term Incentive (“LTI”) Program document. A copy of the 2019 document will be provided to you for your review.

Conditional Equity Grant:	In the event the Standex equity that is scheduled to vest on September 6, 2019 (1818 management stock purchase plan units and 1214 restricted stock units) is not made available to you, at the next regularly scheduled NN, Inc. Board of Directors’ meeting following your Effective Date, the Chief Executive Officer will recommend that the Board approve a one-time restricted stock award (RSA) in the equivalent cash amount of the aforementioned awards that were foregone, valued as of the close of the market on September 6, 2019. These RSAs will vest ratably over three years.

Separation Provisions:	You will be eligible for additional separation provisions related to qualifying terminations—specifically, terminations both prior to and following a Change in Control. This Separation Agreement will be executed separately from the LOU; the current form of this agreement will be provided to you for your review.

Contingent Items:	This offer will be contingent upon successful execution of other employment-related items; namely, the Immigration Reform Control Act of 1986 (Form I-9), a post-offer drug screen and physical, a reference check, and a criminal background check. NN will bear the costs of these items, and we will discuss them upon your acceptance of the position.

Employment-at- Will:	Except as expressly set forth herein, nothing in this Letter of Understanding and Relocation Agreement is intended to supersede NN, Inc.’s employment-at-will policy. Under these provisions, employment with NN, Inc. is voluntarily entered into, and the associate is free to resign at will at any time, with or without cause. Similarly, NN, Inc. may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and state law.

Relocation:	Relocation provisions are described in Exhibit A of this document.

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Confidentiality:	Since you will be in a position of trust requiring the maintenance of confidence, you will be required to sign a confidentiality and non-disclosure agreement on your first day of employment. A copy of the current agreement will be provided to you for your review.

Benefits:	The Company offers a broad range of benefits and amenities for you and your eligible dependents. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Plans include medical, dental, life, and disability benefits, as well as voluntary offerings such as vision, 401(k), and other voluntary offerings are also available; a copy of the current enrollment guide will be provided to you for your review.

Paid Leave:	You are eligible to receive pay for holidays NN, Inc. observes during your employ (currently ten per year), and your annual vacation allocation will be four (4) weeks per full calendar year. You will also have access to up to 40 hours’ PTO for illness (self or immediate family members) per year. Time off benefits are prorated for partial years worked.

Executive Disability:	The Company currently offers an executive disability benefit, providing income replacement of up to 75% of pre-disability earnings. HR will provide additional information on this offering as part of the onboarding process.

Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to you, your estate, or your beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

Tom, we look forward to welcoming you to the NN team. If you are in agreement with the terms of this offer, please sign and return a copy of the executed letter to us for your file. If you have any questions, please feel free to call me directly.

Sincerely,

/s/ Richard D. Holder

Richard D. Holder

President and Chief Executive Officer

Enclosures

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EXHIBIT A

NN, Inc. Relocation Agreement

The following guidelines set forth the provisions of the Company’s relocation offer. These relocation benefits are only available in conjunction with the purchase of a primary residence in the Charlotte, NC area. It may not be used to purchase vacation property, vacant land or other non-primary housing. Sections A through D below must each be initiated within 12 months of the LOU Effective Date or they will be forfeited.

A. Temporary Living and Duplicate Real Estate Costs

The Company will pay temporary living expenses (room, meals and incidentals) while you are purchasing a home or arranging for other permanent housing, and/or will pay any duplicate costs associated with mortgages payable including the mortgage payment, utilities and routine maintenance on the home beginning with the LOU effective date (or as long as the property is held in the name of the associate, whichever is shorter), less the amount of time paid under the temporary living provision. As such, the benefit for these two provisions combined shall not exceed a total of twelve (12) months, and the amount of the reimbursement shall not exceed Two Thousand Five Hundred Dollars ($2,500.00) per month.

B. Purchase/Sale of Real Estate

The Company will pay usual and customary closing costs on the purchase of a new home and will also pay the real estate commission on the sale of your existing home (up to 6% of the sale price).

C. Relocation Allowance

The Company will pay for movement of standard household items (excluding boats, antiques, and other similar or heavy/oversized items) and up to one automobile, as well as reasonable travel of household family members. You will be required to first submit two (2) moving estimates to corporate Human Resources for review and approval.

D. Home Finding Trip

You will be reimbursed for one (1) trip, not to exceed three (3) days, including actual and reasonable expenses from the departure location to the destination location. This shall only include reimbursement for members of your immediate family that currently reside with you. Reimbursable expenses include:

•

Airfare (provided if the distance to the destination location is over 300 miles one-way): Coach fare, with 7-day advance purchase required; and reasonable and appropriate car rental fees (full size or smaller), in accordance with the Company’s travel policy

•	Vehicle Mileage (required if the distance to the new location is 300 or fewer miles one-way): Reimbursed at Company’s current mileage reimbursement rate

•	Meals and Lodging: Reasonable meals and overnight lodging for you and your immediate family members traveling with you

Your trip must be made by the most direct route; i.e., no vacation, extended trips, personal side trips, or leisure travel will be covered.

E. Termination of Benefits

Relocation benefits will cease if you resign your employment or are terminated for cause, including for performance. In addition, if you resign your employment or are terminated for cause, including for performance, within the first twenty-four (24) months following your first date of work in this position, you will be required to reimburse the Company for relocation expenses and relocation benefits paid for by the Company under this program.

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If separated from employment for one of the above reasons within the first twelve (12) months following your first date of work in this position, 100% of the expenses and benefits must be reimbursed to the Company. For the period between twelve (12) and twenty-four (24) months following your first date of work in this position, the required repayment to the Company shall be prorated as follows:

((Total dollar value of benefits / 2) / 12)) * Remaining months in year 2

F. Tax Treatment

The IRS requires all relocation expenses, which are reimbursed or paid directly by the company, be reported as income. Certain reimbursements are taxed by the federal and appropriate state taxing authorities and are subject to withholding for the current tax year. The company will “gross up” the amount of tax to meet the expense of income taxes associated with the amount of relocation at the end of the year.

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Letter of Understanding and Relocation Agreement

for Thomas DeByle

Agreement and Acceptance:

I hereby acknowledge and accept the terms and conditions cited in the foregoing Letter of Understanding and Relocation Agreement. I understand and agree that this Letter of Understanding and Relocation Agreement may be terminated at any time by NN, Inc. or its affiliates. I further understand and agree that, notwithstanding the terms, conditions and benefits of this Letter of Understanding and Relocation Agreement, all employment with NN, Inc. or its affiliates is at will, and for an indefinite duration and there is no guarantee of employment with NN, Inc. or any affiliate thereof.

Signed: /s/ Thomas DeByle

Printed Name: Thomas DeByle

Date: 8/23/19___________________________

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